Exhibit 99.1
Washington Gas Requests Rate Increase in Virginia to Address Service Costs
WASHINGTON—(BUSINESS WIRE)— Washington Gas Light Co. today filed an application with the Virginia State Corporation Commission (SCC) to increase its rates and charges.
“The current rates no longer accurately reflect our costs of providing service in Virginia,” said Washington Gas Chairman and Chief Executive Officer Terry D. McCallister. “This rate increase will alleviate the difference between the amount of revenue the company receives from its customers and what it costs the company to do business in the Commonwealth.”
Washington Gas, a provider of natural gas delivery services and retail sales to Virginia customers, is a regulated utility. Its rates and charges must be approved by the Virginia SCC.
Since its last rate increase four years ago, Washington Gas has seen its business costs rise substantially for several reasons: continued investments in infrastructure, general inflation, rising labor and employee benefits costs, and additional compliance and safety-related expenses.
The proposed rates and charges will increase Washington Gas’ overall annual Virginia revenues by $29.6 million, an increase of 6.0 percent. The typical residential heating customer would see an increase of about 5.9 percent in his or her gas bill, or an average of about $4.42 per month.
Washington Gas proposes the new rates be implemented in October 2011.
About 486,000 of the company’s 1.1 million customers live in Virginia.
Headquartered in Washington, D.C., Washington Gas is a wholly-owned subsidiary of WGL Holdings, Inc. (NYSE: WGL). The parent company holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
Additional information about WGL Holdings is available on its website, wglholdings.com. Go to washingtongas.com for more information about Washington Gas.
Washington Gas
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Ruben Rodriguez, 202-624-6620
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Doug Bonawitz, 202-624-6129
Source: Washington Gas
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